Exhibit 99.1

Ivanhoe Energy to delay filing its 2014 Annual Report on Form 10-K

Vancouver, Canada (March 26, 2015) — Ivanhoe Energy Inc. announced today that it is delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2014, that is due to be filed on March 31, 2015. At this time, the company does not know when it will be in a position to file its Annual Report.

As previously disclosed, on February 20, 2015, the company filed a Notice of Intention to Make a Proposal (Notice of Intention) pursuant to the provisions of Part III of the Bankruptcy and Insolvency Act (BIA) (Canada). Pursuant to the Notice of Intention, Ernst & Young Inc. (EY) was appointed as the trustee in the company's proposal proceedings and in that capacity EY has been assisting the company in its efforts to restructure its outstanding debt. The company continues to work toward a restructuring proposal; however, there can be no assurance that the process will be successfully concluded in a timely manner or at all. Failure by the company to achieve its restructuring goals through an approved proposal would result in the company becoming bankrupt.

Following Ivanhoe Energy’s filing of a Notice of Intention, the company’s common shares have been delisted from NASDAQ and the Toronto Stock Exchange (TSX). The convertible debentures also have been delisted from the TSX.

All inquiries regarding the BIA proceedings should be directed to EY at +1-403-206-5003. Court materials and other information about the BIA proceedings are available on EY’s website at www.ey.com/ca/ivanhoeenergy.

Ivanhoe Energy is an independent international, heavy-oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy-oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements and other risks are disclosed in Ivanhoe Energy's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities commissions SEDAR.